EXHIBIT 23.4





We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CUC International Inc. of our report dated February 2, 1996, relating to the consolidated financial statements of Ideon Group, Inc., which appears in the Current Report on Form 10-K of CUC International Inc. filed with the Securities and Exchange Commission on or about May 1, 1997.




PRICE WATERHOUSE LLP
Tampa, Florida
June 30, 1997